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Exhibit 5.1

October 30, 2015

Consent of Independent Auditor

        We hereby consent to the incorporation by reference in the amended registration statement on form F-10A (the "Registration Statement") of Canadian Natural Resources Limited (the "Company") of our report to the shareholders of the Company dated March 4, 2015 on the consolidated balance sheets of the Company as at December 31, 2014 and December 31, 2013, the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2014, the related notes, and the effectiveness of internal control over financial reporting of the Company as of December 31, 2014. We also consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ PricewaterhouseCoopers LLP
 Chartered Professional Accountants

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  Exhibit 5.1